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CONTACTS:    EDWARD J. FLETCHER
             SR. VP, FINANCE
             (203) 428-3000
                   -OR-
             JEANNETTE WHITING
             LAFORCE & STEVENS
             (212) 242-9353

             i3 MOBILE ANNOUNCES TRANSFER TO NASDAQ SMALLCAP MARKET

STAMFORD, Conn., September 18, 2002 - i3 Mobile, Inc. (NASDAQ: IIIM), the creator of Pronto(SM) and a leading provider of premium wireless content and services, today announced that Nasdaq has approved the Company's application to transfer the listing of its shares from the Nasdaq National Market to the Nasdaq SmallCap Market, effective September 19, 2002.

i3 Mobile's shares will continue to trade under the ticker symbol "IIIM."

With this transfer, i3 Mobile will have until December 9, 2002, to regain compliance with Nasdaq Marketplace Rule 4450(a)(5) which requires that a listed company maintain a minimum bid price of $1.00 per share. At that time, i3 Mobile may also be eligible for an additional 180-day grace period, until June 9, 2003, to achieve the $1.00 minimum bid price, provided that the Company meets the initial listing criteria for the SmallCap Market under Marketplace Rule 4310(c)(2)(A). At this point in time, i3 Mobile meets these criteria.

"Although i3 Mobile meets the other criteria for continued listing on the Nasdaq National Market, our stock, like the stock of so many other telecommunications companies, has closed below the minimum $1.00 per share bid price for some time now," said John A. Lack, i3 Mobile's President and Chief Executive Officer. "Trading on the Nasdaq SmallCap Market will continue to provide a ready and liquid market for the Company's stock, and will not interfere with our business."


ABOUT i3 MOBILE

Since 1991, Stamford, CT.-based i3 Mobile has pioneered the concept of extending premium products and services to wireless users. In April 2002, the Company began nationally rolling out Pronto, a premium mobile subscription information and communication service for telephones, supported by a multi-million dollar marketing and advertising campaign. i3 Mobile also offers premium information services in affiliation with major wireless network operators, including US Cellular and VoiceStream Wireless. For information about i3 Mobile and Pronto, visit www.i3mobile.com.








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i3 MOBILE SAFE HARBOR DISCLAIMER

This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect i3 Mobile's actual results include the growth rate of the market for wireless products and content services, consumer awareness of i3 Mobile's products, the timing of market acceptance of its products and services, and i3 Mobile's ability to manage its cash resources until it is able to generate revenues and profitable operations from its Pronto product. Although i3 Mobile's management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will in fact prove to be correct or that actual results will be different from the expectations expressed herein. A more detailed description of certain factors that could affect actual results are those discussed in i3 Mobile's Annual Report on Form 10-K. i3 Mobile undertakes no obligation to update publicly any forward-looking statements or reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.